SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*







                                 Roo Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    776349201
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_]        Rule 13d-1(b)

[X]        Rule 13d-1(c)

[_]        Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 776349201
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Tudor Investment Corporation
           ---------------------------------------------------------------------
                22-2514825
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power          5,232,712
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power     5,232,712
                                                   -----------------------------
--------------------------------------------------------------------------------
                    9)   Aggregate Amount Beneficially Owned by Each
                         Reporting Person                         5,232,712
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          13.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 776349201
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Paul Tudor Jones, II
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    USA
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power          5,646,216
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power     5,646,216
                                                   -----------------------------
--------------------------------------------------------------------------------
                    9)   Aggregate Amount Beneficially Owned by Each
                         Reporting Person                          5,646,216
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          14.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     IN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 776349201
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                James J. Pallotta
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    USA
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power          5,646,216
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power     5,646,216
                                                   -----------------------------
--------------------------------------------------------------------------------
                    9)   Aggregate Amount Beneficially Owned by Each
                         Reporting Person                         5,646,216
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          14.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     IN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 776349201
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Tudor Proprietary Trading, L.L.C.
           ---------------------------------------------------------------------
                13-3720063
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power            413,504
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power       413,504
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned by Each
           Reporting Person                                      413,504
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.8%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     OO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 776349201
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

           The Tudor BVI Global Portfolio L.P. (f/k/a The Tudor BVI Global Portfolio Ltd.)
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power            769,023
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power       769,023
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned by Each
           Reporting Person                                     769,023
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          1.5%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     PN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 776349201
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

           The Raptor Global Portfolio Ltd.
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power          4,454,524
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power     4,454,524
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned by Each
           Reporting Person                                      4,454,524
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          11.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 776349201
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

           The Altar Rock Fund L.P.
           ---------------------------------------------------------------------
           06-1558414
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power              9,165
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power         9,165
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned by Each
           Reporting Person                                       9,165
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.02%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     PN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 776349201
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

           Witches Rock Portfolio Ltd.
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power                  0
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power             0
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned by Each
           Reporting Person                                    0
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

 Item 1(a). Name of Issuer:

            Roo Group, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            228 East 45th Street, 8th Floor
            New York, NY  10017

Item 2(a).  Name of Person Filing:

            Tudor Investment Corporation ("TIC")
            Paul Tudor Jones, II
            James J. Pallotta
            Tudor Proprietary Trading, L.L.C. ("TPT")
            The Tudor BVI Global Portfolio L.P. (f/k/a The Tudor BVI Global Portfolio Ltd.) ("BVI Portfolio")
            The Raptor Global Portfolio Ltd. ("Raptor Portfolio")
            The Altar Rock Fund L.P. ("Altar Rock")
            Witches Rock Portfolio Ltd. ("Witches Rock Portfolio")

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            The principal business office of each of TIC and TPT is:

                        1275 King Street
                        Greenwich, CT 06831

            The principal business office of Mr. Pallotta is:

                        c/o Tudor Investment Corporation
                        50 Rowes Wharf, 6th Floor
                        Boston, MA 02110

            The principal business office of Mr. Jones and Altar Rock is:

                        c/o Tudor Investment Corporation
                        1275 King Street
                        Greenwich, CT 06831

            The principal business office of each of BVI Portfolio, Raptor Portfolio, and Witches Rock Portfolio:

                        c/o CITCO
                        Kaya Flamboyan 9
                        P.O. Box 4774
                        Curacao, Netherlands Antilles

Item 2(c).  Citizenship:

            TIC is a Delaware corporation.
            Messrs. Jones and Pallotta are citizens of the United States.
            TPT is a Delaware limited liability company.
            BVI Portfolio is a limited partnership, and Raptor Portfolio and Witches Rock Portfolio are companies, each organized under the laws of the Cayman Islands.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.0001

Item 2(e).  CUSIP Number:

            776349201

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
            (a) [ ] Broker or Dealer registered under section 15 of the Act
            (b) [ ] Bank as defined in section 3(a)(6) of the Act
            (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
            (d) [ ] Investment  Company  registered   under  section 8   of  the
                    Investment Company Act
            (e) [ ] Investment  Adviser registered  under  section  203  of  the
                    Investment Advisers Act of 1940
            (f) [ ] Employment  Benefit  Plan,  Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
            (g) [ ] Parent  Holding  Company,   in   accordance   with   section
                    240.13d-1(b)(1)(ii)(G) (Note:  See Item 7)
            (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of December 31, 2007).

            (a)   Amount Beneficially Owned:  See Item 9 of cover pages

            (b)   Percent of Class:  See Item 11 of cover pages

            (c)   Number of shares as to which such person has:

                 (i)    sole power to vote or to direct the vote
                                                       See Item 5 of cover pages
                                                       -------------------------

                 (ii)   shared power to vote or to direct the vote
                                                       See Item 6 of cover pages
                                                       -------------------------

                 (iii)  sole power to dispose or to direct the disposition of
                                                       See Item 7 of cover pages
                                                       -------------------------

                 (iv)   shared power to dispose or to direct the disposition of
                                                       See Item 8 of cover pages
                                                       -------------------------

            In connection with a restructuring of its investment operations, on July 2, 2007, TPT contributed the majority of its investment positions to BVI Portfolio in exchange for an equivalent interest in BVI Portfolio (such interest to be held by a wholly-owned subsidiary of TPT). As of December 31, 2007 (the Date of Event for this filing) TPT had not contributed the Common Stock or Warrants to Purchase Common Stock to BVI Portfolio. Subsequent to December 31, 2007, TPT has effected the transfer of Common Stock and Warrants to Purchase Common Stock reported herein as beneficially owned by TPT to BVI Portfolio. The number of shares of Common Stock and Warrants to Purchase Common Stock owned directly by TPT as of December 31, 2007 is equal to the number of shares of Common Stock and Warrants to Purchase Common Stock in which TPT has an indirect beneficial ownership interest following such restructuring.

            Witches Rock Portfolio ceased its investment activities in June 2007, and accordingly, transferred its remaining positions to Raptor Portfolio, Altar Rock, and BVI Portfolio.

            The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (318,080 shares in common stock and 95,424 in warrants to purchase common stock, but subsequent to December 31, 2007 have been transferred to BVI Portfolio in accordance with the above), BVI Portfolio (591,556 shares in common stock and 177,467 in warrants to purchase common stock, including shares contributed to BVI Portfolio by Witches Rock Portfolio in accordance with the ceasing of its investment activities as referred to above), Raptor Portfolio (3,426,557 shares in common stock and 1,027,967 in warrants to purchase common stock, including shares contributed to Raptor Portfolio by Witches Rock Portfolio in accordance with the ceasing of its investment activities as referred to above), and Altar Rock (7,050 shares in common stock and 2,115 warrants to purchase common stock, including shares contributed to Altar Rock by Witches Rock Portfolio in accordance with the ceasing of its investment activities as referred to above). Because TIC provides investment advisory services to BVI Portfolio and Witches Rock Portfolio, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership. Because Mr. Pallotta is the portfolio manager of TIC and TPT responsible for investment decisions with respect to the shares of Common Stock reported herein, Mr. Pallotta may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Pallotta expressly disclaims such beneficial ownership.


Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               Dated:     February 13, 2008


                               TUDOR INVESTMENT CORPORATION


                               By:     /s/ Stephen N. Waldman
                                   --------------------------------------------
                                   Stephen N. Waldman
                                   Managing Director and Associate General
                                     Counsel




                                   /s/ Paul Tudor Jones, II
                              -------------------------------------------------
                                   Paul Tudor Jones, II



                                   /s/ James J. Pallotta
                              --------------------------------------------
                                   James J. Pallotta


                               TUDOR PROPRIETARY TRADING, L.L.C.


                               By:     /s/ Stephen N. Waldman
                                   --------------------------------------------
                                   Stephen N. Waldman
                                   Managing Director and Associate General
                                     Counsel


                               THE TUDOR BVI GLOBAL PORTFOLIO L.P.

                               By:  Tudor BVI GP Ltd.
                               Its: General Partner

                               By:  Tudor Investment Corporation,
                                    Trading Advisor

                                   By:    /s/ Stephen N. Waldman
                                       ----------------------------------------
                                       Stephen N. Waldman
                                       Managing Director and Associate General
                                         Counsel

                               THE RAPTOR GLOBAL PORTFOLIO LTD.

                               By: Tudor Investment Corporation,
                                   Investment Adviser


                                   By:    /s/ Stephen N. Waldman
                                       ----------------------------------------
                                       Stephen N. Waldman
                                       Managing Director and Associate General
                                         Counsel

                               THE ALTAR ROCK FUND L.P.

                               By: Tudor Investment Corporation,
                                   General Partner


                                   By:    /s/ Stephen N. Waldman
                                       ----------------------------------------
                                       Stephen N. Waldman
                                       Managing Director and Associate General
                                         Counsel

                               WITCHES ROCK PORTFOLIO LTD.

                               By: Tudor Investment Corporation,
                                   Investment Adviser


                                   By:    /s/ Stephen N. Waldman
                                       ----------------------------------------
                                       Stephen N. Waldman
                                       Managing Director and Associate General
                                         Counsel